Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the Third Quarter Ended September 30, 2020

For Immediate Release

PORTLAND, Maine – November 12, 2020 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef calves, today announced unaudited financial results for the quarter ended September 30, 2020.

Product Sales Results:

•	Total product sales increased by 25%, or $752,000, to $3.7 million during the three-month period ended September 30, 2020 versus the comparable period during 2019.
•	The backlog of orders was reduced to approximately $130,000 as of September 30, 2020 from approximately $945,000 as of June 30, 2020.
•	During the nine-month period ended September 30, 2020, total product sales increased by 15%, or $1.5 million, to $11.6 million versus the comparable period during 2019.
•	Total product sales increased by 17%, or $2.2 million, to $15.2 million during the trailing twelve-month period ended September 30, 2020 versus the trailing twelve-month period ended September 30, 2019.

Management’s Discussion:

“As indicated by the top line growth, our sales team continues to be productive and healthy despite COVID-19’s impact on the economy,” commented Michael F. Brigham, President and CEO. “We are making measurable progress in expanding our First Defense® business. We reduced the backlog of orders and expect to fully realize the benefits of our expanded production capacity beginning in the second quarter of 2021.”

“Our first production priority is Tri-Shield First Defense® because our growth is being driven primarily by this product format, which contributes the higher gross margin dollar but at a lower gross margin percentage of sales,” added Mr. Brigham. “As we increase colostrum collection from new cows that have not been immunized previously with our proprietary vaccines, our production yields tend to decline, but we expect that to improve over time. Tri-Shield® provides antibodies without vaccination so every calf receives a measured dose of Immediate Immunity™ against all three of the primary scour-causing pathogens, E. coli, coronavirus, and rotavirus.”

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“Most of our product development expenses were related to the Re-Tain™ product development and commercial scale-up initiative,” concluded Mr. Brigham. “We are proceeding on plan to make our second-phased submission of the CMC Technical Section by the end of the year, which will be subject to at least one six-month review by the FDA.”

Other Financial Results:

•	Gross margin earned was 46% and 49% of total product sales during the quarters ended September 30, 2020 and 2019, respectively.
•	Gross margin earned was 45% and 49% of total product sales during the nine-month periods ended September 30, 2020 and 2019, respectively.
•	Product development expenses were $1.1 million and $985,000 during the quarters ended September 30, 2020 and 2019, respectively.
•	Product development expenses were $3.2 million and $2.7 million during the nine-month periods ended September 30, 2020 and 2019, respectively.
•	Net loss was $323,000, or $0.04 per share, during the quarter ended September 30, 2020 in comparison to net loss of $503,000, or $0.07 per share, during the quarter ended September 30, 2019.
•	Net loss was $1.2 million, or $0.17 per share, during the nine-month period ended September 30, 2020 in comparison to net loss of $985,000, or $0.15 per share, during the nine-month period ended September 30, 2019.
•	The $937,700 loan received under the Paycheck Protection Program was recorded as a liability as of September 30, 2020. Subsequent to then, we received notice from our bank that this loan has been fully forgiven by the federal government. The full amount is expected to be recognized as other income during the fourth quarter of 2020.
•	EBITDA (a non-GAAP financial measure defined on page 4 of this press release) was $354,000 and $179,000 during the quarters ended September 30, 2020 and 2019, respectively.
•	EBITDA was $1,008,000 and $1,085,000 during the nine-month periods ended September 30, 2020 and 2019, respectively.

Balance Sheet Data as of September 30, 2020:

•	Cash, cash equivalents, short-term investments and restricted cash decreased to $7.3 million as of September 30, 2020 from $8.8 million as of December 31, 2019.
•	Net working capital decreased to $8.1 million as of September 30, 2020 from $10.7 million as of December 31, 2019.
•	Total assets increased to $40 million as of September 30, 2020 from $38.7 million as of December 31, 2019.
•	Stockholders’ equity decreased to $28 million as of September 30, 2020 from $29 million as of December 31, 2019.

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Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended September 30,		During the Nine-Month Periods Ended September 30,
(In thousands, except per share amounts)	2020	2019	2020	2019

Product sales	$3,723	$2,970	$11,599	$10,091
Costs of goods sold	2,001	1,519	6,357	5,189
Gross margin	1,722	1,451	5,242	4,902

Sales, marketing and administrative expenses	851	896	2,804	2,898
Product development expenses	1,123	985	3,184	2,715
Operating expenses	1,974	1,881	5,988	5,613

NET OPERATING LOSS	(252)	(430)	(746)	(711)

Other expenses, net	71	65	480	242

LOSS BEFORE INCOME TAXES	(323)	(495)	(1,226)	(953)

Income tax expense (benefit)	-	8	(15)	32

NET LOSS	$(323)	$(503)	$(1,211)	$(985)

Basic weighted average common shares outstanding	7,213	7,210	7,213	6,687
Basic net loss per share	$(0.04)	$(0.07)	$(0.17)	$(0.15)

Diluted weighted average common shares outstanding	7,213	7,210	7,213	6,687
Diluted net loss per share	$(0.04)	$(0.07)	$(0.17)	$(0.15)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of September 30, 2020	As of December 31, 2019

Cash, cash equivalents, short-term investments and restricted cash	$7,313	$8,774
Net working capital	8,135	10,694
Total assets	39,987	38,692
Stockholders’ equity	$28,021	$28,991

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Non-GAAP Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. A reader should review our Statements of Cash Flows for a detailed understanding of our sources and uses of cash. We start with our reported loss before income taxes because presently we are not paying cash for income taxes and do not anticipate paying significant cash for income taxes in the near-term future. We believe that considering the non-GAAP income before income taxes and before certain non-cash expenses assists management and investors by looking at our performance across reporting periods on a consistent basis excluding these certain charges that are not uses of cash from our reported loss before income taxes. We calculate non-GAAP income before income taxes and certain non-cash expenses as indicated in the table below:

	During the Three-Month Periods Ended September 30,		During the Nine-Month Periods Ended September 30,
(In thousands)	2020	2019	2020	2019

Loss before income taxes	$(323)	$(495)	$(1,226)	$(953)
Depreciation, amortization and stock-based compensation	665	640	2,032	1,939
Income before income taxes and certain non-cash expenses	$342	$145	$806	$986

The figures we have calculated and reported above do not include cash used to repay bank debt in the amounts of $143,000 and $215,000 during the three-month periods ended September 30, 2020 and 2019, respectively, and $488,000 (exclusive of the $8.3 million used to repay our refinanced bank debt) and $644,000 during the nine-month periods ended September 30, 2020 and 2019, respectively. The figures calculated above differ from the calculation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in two significant ways. First, we have not added back interest expense because we do pay cash for interest. Interest expense was $76,000 and $107,000 during the quarters ended September 30, 2020 and 2019, respectively, and $500,000 and $333,000 during the nine-month periods ended September 30, 2020 and 2019, respectively. During the nine-month period ended September 30, 2020, interest expense included payments of $165,000 to terminate our interest rate swap agreements and $95,000 to write-off debt issuance costs, both made in connection with the refinancing of our bank debt during the first quarter of 2020. Second, we have added back stock-based compensation expense because this is a non-cash expense, but it is not added back to the calculation of EBITDA. EBITDA was $354,000 and $179,000 during the quarters ended September 30, 2020 and 2019, respectively, and $1,008,000 and $1,085,000 during the nine-month periods ended September 30, 2020 and 2019, respectively.

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Conference Call:
Interested parties can access the conference call scheduled by the Company to review the full third quarter 2020 financial results by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET on Friday, November 13, 2020. A teleconference replay of the call will be available for seven days at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing confirmation #10148680.

Investors are encouraged to review the Company’s Quarterly Report on Form 10-Q for the three-month period ended September 30, 2020 that was filed with the SEC on Thursday, November 12, 2020 and its updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company.

About ImmuCell:
ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef calves. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves, and is in the late stages of developing Re-Tain™, a novel treatment for subclinical mastitis without a milk discard requirement that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; factors that may affect the dairy and beef industries and future demand for our products; the extent, nature and duration of the COVID-19 pandemic and its consequences, and their direct and indirect impacts on the Company’s production activities, operating results and financial condition and on the customers and markets the Company serves; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis and producers’ level of interest in treating subclinical mastitis given the current economic and market conditions; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold associated with our new product, Tri-Shield First Defense®; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the continuing availability to us on reasonable terms of third-party providers of critical products or services; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield, which are highly subject to biological variability and the product format mix of our sales; the future adequacy of our working capital and the availability and cost of third-party financing; our ability to gain access to all or a substantial portion of the cash escrow funds presently held by our bank lender; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for the facility to produce the Nisin Drug Substance; implementation of international trade tariffs that could reduce the export of dairy products, which could in turn weaken the price received by our customers for their products; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; the value of our net deferred tax assets; projections about depreciation expense and its impact on income for book and tax return purposes; anticipated market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain™), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, our reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making and delays by regulatory authorities, currency values and fluctuations and other risks detailed from time to time in filings we make with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized above.

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